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Town Hall

with Robert Edwards

Safeway and Albertsons Merger | March 7, 2014

Announces Definitive Merger Agreement with Albertsons

Safeway Provides Estimated $40 in

Total Value to Safeway Shareholders

Joe Albertson

In 1939 Joe Albertson left his position as a district manager for Safeway Stores and--with partners L.S. Skaggs, whose family helped build Safeway, and Tom Cuthbert, Skaggs’s accountant--opened his first one-stop shopping market, called Albertson’s Food Center, on a Boise, Idaho corner. Albertson thought big from the start--his first newspaper ad promised customers “Idaho’s largest and finest food store.” Indeed, the store was huge by contemporary standards; at 10,000 square feet it was approximately eight times as large as the average grocery store of that era. The store included specialties such as an in-store bakery, one of the country’s first magazine racks, and homemade “Big Joe” ice cream cones. Customers liked what they saw, and the store pulled in healthy first-year profits of $9,000 on sales of more than $170,000.

3

Merger Announcement

Safeway and Albertsons will combine via acquisition of Safeway shares (NYSE:SWY) by AB Acquisition LLC

AB Acquisition owns Albertsons, and also operates other banners such as ACME, Jewel-Osco, Shaw’s and Star Market

Cerberus-led investor group owns AB Acquisition

Current Albertsons CEO Bob Miller to become Executive Chairman of combined company

Current Safeway President and CEO Robert Edwards to become President and CEO of combined company

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Bob Miller, CEO, AB Acquisition LLC

Bob Miller has spent more than 50 years in retailing

Impressive record of improving the financial and operating performance of public and private corporations

30 years working his way up the ranks at

Albertsons from Store Manager to EVP Retail Operations

Additional leadership experience at Fred Meyer, Kroger, Rite Aid, and Wild Oats Market

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Company Snapshot

(As of 12/31/2013)

Stores 1,335 1,075

Albertsons, ACME, Jewel-Osco, Lucky, Safeway, Vons, Pavilions,

Banners Shaw’s, Star Market, Super Saver, United

Carrs, Randalls, Tom Thumb

Supermarkets, Market Street, Amigos AK, AZ, CA, CO, DE, HI, ID, IL, MD, MT, AZ, AR, CA, CO, DE, FL, ID, IL, IN, IA, LA, NE, NV, NM, OR, PA, SD, TX, VA, WA, WY ME, MD, MA, MT, NV, NH, NJ, NM, ND, OK, States Total: 20 OR, PA, RI, TX, UT, VT, WA, WY

+ District of Columbia Total: 29 Ownership Public (NYSE: SWY) Private FY2013 Revenues $36.1B Private Employees 138,000 115,000 Distribution Centers 13 14 Manufacturing Plants 20 None Pharmacies 1,041 818

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Safeway

Carrs/ Safeway

Northwest (incl. Carrs) 314

Northern

Eastern California Denver 125 266 133 Southern Phoenix California/ 115 Vons Randalls 274 Tom Thumb 108 Casa Ley

Stores 1,335

Distribution Facilities 13 Manufacturing Plants 20

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Albertsons

Combined organization comprised of 1,075 stores and 14 DC’s

February Division 2014 DC’s

SoCal 181 2 Intermountain 95 2 Northwest 104 1 Southern 86 1 Southwest 113 2 United 51 2

Total ABS LLC 630 10

Jewel 180 1

Shaw’s 155 2

ACME 110 1 Total NAI 445 4 Total 1075 14

60 Northwest 3 30 1 Portland 1 Intermountain 41 29 Boise 10

1 181 1 Melrose 32 Salt Lake 175 4 3

SoCal 20 Jewel-Osco Las Vegas 2

Brea Southwest Ponca Irvine City

41 United

29 1 Phoenix 51 Lubbock Roanoke

8 19 Southern 62

22 Shaw’s 19

28 Wells Methuen

78 8 RI ACME

45 Lancaster 48 NJ

5 12 DE

4 Distribution Centers

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There is a clear and compelling rationale for this merger

The combined retail assets, distribution centers, and manufacturing plants will allow for:

_ A broader assortment of products

_ A more efficient distribution and supply chain

_ Enhanced fresh and perishable offerings

_ Expanded access to Safeway’s private label assortment

Improves ability to respond to increasing competition and consumers changing needs

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There is a clear and compelling rationale for this merger

Appeal to a more diverse and evolving customer landscape with a wider geographical reach:

_ 2,400 stores in 34 states and the District of Columbia

_ 27 distribution centers and 20 manufacturing plants

_ Over 250,000 employees

_ Under 16 different banners across the U.S.

_ This will place us amongst the largest employers in the U.S.

More resources, new opportunities

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There is a clear and compelling rationale for this merger

The combined company is better positioned for long-term growth to serve our communities

We expect to adapt more quickly to evolving shopping preferences in diverse regions across the U.S.

Working together will create cost savings that will translate into price reductions for our customers

More resources, new opportunities

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Premium Paid to Safeway Shareholders

Estimated total value of $40 per share for the combined transactions

Significant premium over SWY’s closing share prices:

_ +17% over $34.10 on February 18, 2014, the day prior to announcement of sale discussions

_ +56% over $25.62 six months ago, on September 6, 2013

_ +72% over $23.27 one year ago, on March 6, 2013

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Value to Safeway Shareholders

$32.50 Cash consideration for merger $3.65 Mid-point of estimated net after-tax proceeds from sales of primarily non-core assets, Property Development Centers and Casa Ley, either paid in cash by closing or through Contingent Value Rights post-closing $3.95 Estimated value of Blackhawk shares distributed in the previously announced spin-off, which is independent of the merger

*In addition, step-up in tax basis equal to ~$0.70 per Safeway share (or ~$4.50 per HAWK share)

$40.10 TOTAL ESTIMATED VALUE PER SHARE

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Value from Sales of PDC and Casa Ley

After-tax sales proceeds estimated at $3.65 per SWY share

If Property Development Centers (PDC) and/or Casa Ley are sold before closing the merger, then shareholders will receive a cash dividend (net of corporate taxes and sale expenses)

If PDC and/or Casa Ley are not sold before closing, then shareholders will have the right to receive net after-tax proceeds through Contingent Value Rights (CVRs):

_ PDC CVR _ expires two years after issuance

_ Casa Ley CVR _ expires four years after issuance; stockholders to be paid fair market value if not sold by then

CVRs are non-transferable and non-tradable and only for the Safeway stockholders of record at closing of the merger

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Property Development Centers (PDC)

Focused on developing retail shopping centers with Safeway as the anchor store

Investments are concentrated in Safeway’s core urban / suburban markets

Proven track record with strong competitive advantages; 25 current properties

Provided pre-tax income of $44M and sale proceeds of $163M in 2013

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Casa Ley

200 food and general merchandise stores in western Mexico

Private; family-owned and operated

Safeway’s 49% minority investment made in 1981

Portion of earnings in Other Income; $17.6M in 2013 and $63M over last four years

Dividends paid periodically; $4M for 2013 and $16M over last four years

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Value From Distribution of Blackhawk Shares

Independent of Acquisition

Announced plan on February 19th to distribute 37.8M shares pro rata to

SWY stockholders*

Distribution expected to be completed in mid-April; SWY shares to trade ex-HAWK after distribution

Current value estimated at $3.95 per SWY share; expected to be taxable distribution if merger is completed. Corporate taxes are to be paid by AB

Acquisition with no reduction in consideration paid to SWY shareholders

In addition, the present value of potential long-term cash tax benefits to HAWK of $30M p.a. or ~$0.70 per SWY share (or ~$4.50 per HAWK share)

Provides value to shareholders of both SWY and HAWK

Approx. 235M diluted shares outstanding on March 5, 2014

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Closing Conditions

The Safeway Board unanimously approved this transaction

Closing of the merger is expected in Q4 2014

Stockholder approval required; expected in Q3 2014

Regulatory approvals required

Go-shop period of 21 days; additional 15-day negotiation period allowed if bona fide offer received in the go-shop period

Break up fees of $150M to $250M paid to AB Acquisition depending on timing of a successful superior proposal

Reverse break up fees of $400M if AB Acquisition fails to close the transaction under certain circumstances

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The important thing is to be

sure that the important thing

remains the important thing.

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Our Business Strategy

Core grocery business growth

Improved Differentiated Best in Class Price/Value Product Quality Experience Proposition & Assortment & Service

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Key 2014 Initiatives

Continue focus and momentum to deliver 2014 objectives:

_ Price / Value improved using Strategic Vendor Management funds

_ Consumer centric approach down to the store level built on unique needs of our shoppers

Premium, Mainstream, Value clusters

Center of Store Remodels

Localization (including Hispanic & Asian)

_ Fresh / Quality Focus in Perishable departments

_ Leverage data to drive loyalty through J4U and Fuel Rewards

_ Consumer Brands growth above 28.1% sales penetration

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Moving Forward

Focus on fulfilling current job requirements to the best of your abilities

We will continue to compete against Albertsons and its banners

Additional information on major developments will be shared when it becomes available

An employee merger website will be available next week

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Summary

Merger provides attractive value for Safeway shareholders

Combined transactions deliver a significant premium to Safeway shareholders

Merger allows to compete more effectively and efficiently in dynamic food retail environment

Merger benefits customers through synergies and stronger management team

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‘It’s not what you look at that matters, it’s what you see.”

- Henry David Thoreau

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Q&A

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Additional Information About the Acquisition and Where to Find it

This communication does not constitute a solicitation of materials of any vote or approval in respect of the proposed merger transaction involving Safeway or otherwise. In connection with the proposed merger, a special stockholder meeting will be announced soon to obtain stockholder approval. In connection with the merger, Safeway intends to file relevant materials, including a proxy statement, with the Securities and Exchange Commission. Investors and security holders of Safeway are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about Safeway, Albertsons and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by Safeway with the Securities and Exchange Commission, may be obtained free of charge at the

SEC’s website at www.sec.gov, at Safeway’s website at www.Safeway.com or by sending a written request to Safeway at 5918 Stoneridge Mall Road, Pleasanton, California 94588, Attention: Investor Relations.

Participants in the Solicitation

Safeway and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from the stockholders of Safeway in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Safeway’s stockholders in connection with the proposed transaction and their ownership of Safeway’s common stock will be set forth in Safeway‘s proxy statement for its special meeting. Investors can find more information about Safeway’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and in its definitive proxy statement filed with the SEC on Schedule 14A on April 1, 2013.

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SAFEWAY

Townhall Pt1

[Robert Edwards – President & CEO, Safeway Inc. ]

Welcome, it’s good to be with you. So a couple of things have happened since we were last together and we’ll talk about those and we’ll take all the time we need for questions and I hope we’ll answer as many questions as we can. We won’t be able to answer everything today, but we will when we can. I view this very positively and I think you should as well because as I think about the long term future of our business and the competitive intensity of the industry, I think this is the right thing to do and I don’t think it’s even close in terms of not doing this. And that’s versus other choices as well and we’ve been thinking about this for a long time and a lot of work’s gone into this and so there’s lots of change any time you introduce change it causes uncertainty and anxiety and I apologize for that, I wish that was not the case. But unfortunately it is and I would like to try to resolve or make that uncertainty immediately if I could but unfortunately just the way this process works, we’ll go through that, we-we can’t do that but we’ll try to communicate as much as we can and try to eliminate as much uncertainty as we can when we can but unfortunately that’s kind of where we’re at and we’ll talk some more about that before we get to the Q&A. So I thought I’d talk a little bit about us versus Albertsons, rational for why I think this makes sense, we’ll go through some of the financial details, I’m sure you’ve read all about that, you’ve read all the internet related articles. Some were accurate, many are just flat out wrong, and we’ll talk about that.

Townhall Pt1

And then we’ll do some Q&A. So we put some slides on the website yesterday, showed you a hopefully [?] you’ve seen this. Now, I thought we’d have a little fun. So Kelly, who – John so, I remembered this fact and had kind of given the intensity of what we’ve been doing recently, I haven’t had a lot of time to be thinking about history, uh and so John why don’t you read this? This is actually true, John didn’t make this up last night. So John makes other things up but he didn’t make [overlap].

Certainly, so I thought in light of everything that happened, I’d share a little factoid here. In 1939, Joe Albertson left his position as a district manager for Safeway Stores and with partners LS Skaggs, whose family helped build Safeway and Tom Hulfburt [?], Skaggs’ accountant.

So how many people knew this. Okay, good.

Very interesting, he opened a one stop shopping market called Albertson’s Food Center in Boise on an Idaho corner. Thought from the start, his first newspaper ad promised Idaho’s largest and finest food store. Indeed the store was huge by contemporary standards, ten thousand square feet, it was approximately eight times as large as the average grocery store of that era. The store specialized in things such as in-store bakery, country’s first magazine racks, home made Big Joe Ice Cream Cones, [overlap]…

Townhall Pt1

Sounds pretty good, doesn’t it? Where’s Joe Chandler [?]. Go ahead.

Basically I just thought the factoid would be great, customers liked what they saw, store pulled in healthy first year profits of nine thousand on sales of more than 170 thousand.

Great, it’s deja vous. Thank you very much. Okay, so we announced yesterday that we will be merging with Albertsons by this acquisition, and this AB acquisitions is a legal term, they own Albertsons, as you know they own lots of different banners across the company, we’ll put up their map of where they are by geography and kind of go through their banners. The company is lead by a private equity firm called Cerberus and there are lots of other investors with Cerberus, they’re primarily real-estate oriented companies, Chemco is probably the largest name that you would recognize, publicly traded company, Don [?] largest owner of retail centers in the country, so experienced real-estate people that we know, Don and others are real-estate people we know well. Bob Miller, who is the current Chairman – or CEO of Albertsons and I’ll give you the little bio on Bob, will become the Executive Chairman of the combined company and then I’ll be the President and the Chief Executive Officer for the combined company.

[Applause]

Townhall Pt1

Bob is a very, very good guy, I really got to know Bob over the last few months and have great respect for him, he’s been in the business for 50 years, started with Albertsons in Southern California 50 years ago as a bottle washer. David I’m not sure, is that when they brought in Pepsi and Coke bottles or something? You and Bob did it simultaneously? Yeah, and has had a very impressive career and assembled lots of household brands that you would know, and then those were sold to Kroger and we now compete with those at Kroger, and then for a while Bob was the Chairman of Rite-Aid for a while. So just a welcome experience and Bob serves on the board of Nordstrom’s and then also on the board of Overwaitea which is a Canadian company that we compete with some of their retail assets in – well we did in Western Canada. And a very fine fellow. And Bob was here yesterday, we did a media call for a bit yesterday, but great respect, very enjoyable person and just a great guy, I really like Bob. We put up a little – what we called a snap shot, you can clearly see on the left hand column some facts about us versus Albertsons, so you can see the number of stores, roughly 1400 versus say 11 hundred, and then you clearly know our banners and you’re probably quite familiar with their banners. They just bought United Supermarkets, which is headquartered in Lubbock, Texas, I think they own 51 stores, something like that. So they’re interested in expansion, you can see the states that they’re in about 29 states, they are a private company, revenues aren’t published. And then you can see

Townhall Pt1

the combined – the employee counts there so the total combined employee count for the combined company after we close will be in access of 250 thousand people. And so one of their pair of people had calculated or said we’ll be ninth or tenth largest employer in the United States, and I said, Is that really true before we go live with that, they said well we’ll check, so that came out of the press release but it’s big. We’ll actually check that but it’s a pretty big number. Distribution centers, you’ll see about 27 combined. They do not have any manufacturing plans, and so that clearly is one of the synergies that we could run some of their volumes through their plants and then you can see, exactly. And just stopping there, the lots of interest on their part for doing that but it was all based on the great things that we do and their respect for us and the achievements that we’ve made. That was the rational for the first discussion, and manufacturing plans was just one of 50 topics we talked about, why they felt this made sense and how they could leverage all the positive things we’re doing on their assets. So very, very positive. Okay so you know our map, I thought just for comparison we would put up their map. So Shaz [?] is up in the North East and they have a number of stores there, ACME in the Philadelphia and Pennsylvania area and we competed with them when we owned our [unintelligible] assets, clearly in Chicago Jule [?] is the market share leader there and was while we owned Dominic’s, so very strong, well performing asset there. They used to have quite a few stores in Florida, those were sold to Publix a few weeks ago. Stores in Texas, the Uni—over in Lubbock

Townhall Pt1

you can see 51 stores, that’s a recent acquisition for them. So stores in New Mexico, stores in Arizona, and then throughout our market area a little more in – a few stores in Salt Lake, then Boise and the inner-mountain area and so that you can see is the line-up in the banners. And then we’ve listed where their distribution centers are there and clearly lots of synergies with our distribution centers and theirs as well. So yesterday one of the comments I made on the call is I felt for months now that there is a clear and compelling rational for this merger and a number of things, because of the assets will combine, the distribution centers, the plants will be able to offer more products, achieve savings, but you’ll see the point at the bottom; it improves our ability to respond to an increasingly competitive landscape and better serve customers. And that is a very key point here and one of the key drivers for what we’ve done here. And then you can see the store counts, I think we listed that earlier there and the message here, I would look down at the bottom of the slide, more resources, new opportunities. And so again I view this very positively for the company and for all the stakeholders in the company. I know there’s lots of anxiety and concern about how is this going to effect me and when is this going to effect me, but I think this is a very positive development from my vantage point. We’ll be better positioned for long-term growth and I talked to the senior person at Cerberus last night, he congratulated me on the calls yesterday and how well things have gone and he is very, very excited about the growth opportunities for the combined company and I said, We’re

Townhall Pt1

going to be having this employee town hall meeting today, is there anything that I’d like – if you’d like anything to convey to you and he said, Convey to the Safeway employees that he views this as a great opportunity for our employees and that we tend to grow the combined company and I believe that’s true. And so you can see the rest of those points. So that’s kind of that piece and we can talk some more about that at the end in Q&A if you’ve got further questions there. So now I’ll go through some of the slides that we used, these are actually on the website. And that we use with the analysts who cover the company as well as our financial investors. So if you’ll recall, it hasn’t been that long ago when the stock price was 15-ish, hovering around 16, when it crossed 16 I thought, Wow, what a big day that was. And so we’ve been up close to 40 and the communication yesterday as we view this is a 40 dollar share deal, it’s complicated, I will agree with that. It will take some time for investors to digest that and I’m sure for a number of people in the room, what do all those things mean and we’ll go through some of that. But for shareholders, people who own the company, big premiums over where the stock’s been. I mean 17 percent over where we announced, if you’ll recall recently when we had just got together, we announced that we were in discussions and the price has moved up since then, it’s up since six months ago, and then versus a year ago, up 72 percent. So shareholders like that. So again there are pieces to the transaction, there will be a cash – so if you own one share of Safeway’s stock today, you’ll receive 32 dollars and 50 cents for

Townhall Pt1

that share, then the objective is to sell our property development center’s business as well as our 49 percent interest in Castelle [?]. And we expect that that will be worth three dollars and 65 cents in cash if things go well as we’ve planned to investors. And then also, we had earlier communicated that our ownership in Blackhawk, [unintelligible] you’re selling 100 percent, then we’ve created a public market for Blackhawk and so roughly 20 percent. And so we owned 37.8 million shares now, roughly 72 percent of Blackhawk. So if you own one share of Safeway stock today, you will get something point one something shares of Blackhawk. I don’t think we’re ready to give a specific ratio today, but you’ll be in that range. You’ll get a fractional share of Blackhawk today. So you’ll get an ownership stake in Blackhawk, you can keep that, you can trade that, you can sell that. That’s up to you, and so we view that calculation- it’s actually quite a simple calculation, it’s Blackhawk’s price, their shares versus our shares. And so that’s a pretty solid number. And as for that- comes out to roughly 40 dollars and 10 cents a share. There’s some other math you’ll see there. The way we’re structuring the Blackhawk transaction, I know this is complicated and you’re kind of have to make sure head hurt to think about some of this stuff. There’s some tax benefits that we’ll get, they extend over 15 years, if you think about those and what they’re worth today, we think that’s worth about 70 cents per Safeway share. And so it-it’s kind of over that total as well. So roughly approximately a 40 dollar

Townhall Pt1

transaction. I’ve mentioned that part of the transaction is monetizing PDC and Castelle. There’s lots of details here and basically says that, it’s our objective to try to monetize these two assets before we close the big deal. But if that doesn’t happen, we could sell those after the big transaction closes and that’s called a contingent value ride, or a CBR. So if you own a share of stock at closing and if we haven’t sold those assets, you will get a writ to receive a cash distribution when those assets are sold. But it’s our objective to try to get those done before. We’re not giving any assurances, but that’s- that’s our objective right there. So we can talk about that more later if- and then we’ve got some facts. I think that you’re pretty familiar with- [unintelligible] guys just done a tremendous job. Great assets. Again you know, the concept here is just to leverage the skill sets we already have in the company, the market knowledge we have to capture the profit pool that we’ve let developers capture because we’re the anchor tenant. It’s a beautiful concept. Castelle, since 1981 we’ve had a 49 percent interest in a retailer in Mexico. They primarily have stores in western Mexico. And the thought was that that’s not strategic at this point and we’re a minority player, we don’t control the business and so we’ll try to monetize that as well. We talked about Blackhawk, don’t need to go through all these details. So the board approved the transaction yesterday, just before we put the press release out. The closing is anticipated to happen in the 4th quarter of this year, which it could be sooner. But the way that transactions in this industry work is that the federal trade commission has to review those and

Townhall Pt1

those are generally a lengthy review, and I think that we’ll maybe take some questions about that later. We’ll need a stock holder approval for this transaction. That will be some time in our 3rd quarter that we’ll file that. We have some [unintelligible] go shopper vision and we have a specialist in the company that- that works on Go Shop provisions. That’s Bob Gordon- and Bob, Bob will answer questions about Go Shop. Cause when I think about Go Shop, I mean we’re going to go to the store and we’re going to shop. But to Bob, that’s a different concept, and then there’s some other things that I think Bob can talk about. Now so this is a quote from the former commissioner of major-league baseball. So I want to separate the transaction here for a moment. And so the important thing is to be sure that the important thing remains the important thing. And that’s focused on our business. So you got all this stuff going on, we’ve had people doing lots of things regarding this transaction, now things are going to settle down. It’s mostly going to be people working on FDC and those kinds of issues. There’ll be a bit of work. And so got 135,000 I guess now employees and we all need to be focused on the most important thing, which is the core business. And so that’s what I want to talk about. And we’ve used this slide before, Dianne has covered this two or three times about our price value proposition, differentiating our products and being best-in-class. I think we use this slide or a variation of this slide at the last meeting about our key initiatives. Things are going well, they went well last year, they’re going to continue to go well this year. The success of all those

Townhall Pt1

initiatives listed there is one of the reasons Cerberus is interested in combining our [unintelligible] with us. Because we’re doing all these things. All the key initiatives that are driving the profitable growth at Safeway. We’ll apply at [unintelligible] stores. And all of the other strategic work we’re doing on key initiatives to drive the core business will apply on a bigger platform. That is one of the compelling reasons to me as to why this makes sense. Me is, the success that we’re having on those initiatives will apply on a much, much bigger scale and we’ll leverage that. Now going forward, again focusing on the most important thing, we just all need to focus on our responsibilities to the best of our abilities. And not worry about the FDC, worry about all these things. When new information is available, we’ll share that with you and we’ll try to over-communicate [unintelligible] we can. And we’re going to have a website available there, and we have to remember we’re competing with Albertsons every day until this transaction closes. No change, no change in behavior. That is the most important thing. Job responsibilities you have now, execute those to the best of your ability. And we got a small group of people working on trying to get this closed, and once things are closed, then obviously things will change after that. So I think it provides great benefits for our share holders, significant premiums to those, improves our competitive position and at the end, we’ll benefit our customers. Because we’ll have significant synergies and we’ll be able to pass many of those on as lower prices for our customers. Now I think this is my last light, so at the Getty Museum in Los

Townhall Pt1

Angeles, in the introduction to the museum, they use this quote by David Thurow. And it talks about how you look at life, to me. It’s not what you look at that’s important, it’s what you see. And so as you think about this change, you can say the glass is half empty or you can say the glass is half full. And so I think this is a great opportunity for the company. And I think everyone should think that- each for your individual self. I know this is a lot of new news and it’s been easier for me because I’ve been working on this for months, trust me, months. And lots and lots of hours. And so I think this is a great opportunity. And it’s in the best interest of the company to do so, and so I hope we can get this transaction done.

[End of recording]

Townhall Pt. 2 Q&A

[Panelists: Bob Gordon-SVP & General Counsel, Pete Bocian-EVP/CFO, Russ Jackson-SVP/HR, Laura Donald-VP Corporate Law, including Robert Edwards]

Okay so we’ve got lots of time for Q&A and I’m sure there’s lots of questions. And again, as I mentioned in prior meetings, say what you think, don’t hold back… I’ll take that as affirmative support of the transaction. I’ll take that as a yes… Okay so let’s talk about it. Or let’s talk about anything you’d like to talk about.

So my name’s Kirsten Curtis and I saw on one of the slides that it said that the merger’s expected to be completed at the end of Q4, is there any difference between when the merger’s expected to be complete and when the acquisition’s complete, or do those happen at the same time?

The same thing.

And is that also when we would expect to come off of the exchange?

Yes. Good question… So Bob, why don’t you explain so in the slide that I talked about, there’s this provision in our merger agreement called a quote, Go shop provision. Now I commented on it during my comments yesterday and we had questions, there will be a lot more questions from analysts, shareholders, others, so this is a bit of a technical term, so maybe Bob you can comment and kind of take everybody to school on that.

Townhall Pt. 2 Q&A

Because you’re dying to know about that huh? When directors of a public company put the company up for sale, they have a legal duty to get the highest price for the company and there’s lots of cases that have been fought in the courts about this and a body of law that’s developed about it and that’s pretty much the duty of the director. So our directors are sitting around saying, I need to get the highest price for the company. Now when you talk to some bidders, they don’t want to have a public auction or some wide-spread public bidding for a company, but only want to deal with you in private. So that’s – it’s pretty common that the company will negotiate with bidders without affirmatively announcing that it’s for sale. But the directors, in order to get the highest price for the company, wants some protection to know that they’ve got the highest price and one of the ways they do that is to put a clause in the agreement that’s called a Go Shop provision. And what this provision says is that for a period of 21 days after signing the agreement which we did yesterday, the company can go out and solicit other buyers and negotiate with them and if in fact they find somebody that’s interested and wants to negotiate, there’s an extra 15 days that they can put on this Go Shop period. But it’s a time period at which other people can come in and try and make a topping bid for the company and if the company board of directors thinks that they’ve got

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something that’s better than this deal that they just signed up, they can negotiate in this period and reach an agreement with that topping bidder to do that. And if they do that and accept some other bid, they have to pay a fee, in this case it’s 150 million dollars to Cerberus and Albertsons for taking somebody else’s bid after we’ve signed up with them which effectively means that the topping bidder has to think-be thinking about, well okay I need to be at least 150 million dollars higher because I’ve got to fund that fee out to Cerberus or to Albertsons. And then after this Go Shop period, which as I said was only 21 days with 15 more days, the fee to break off with Cerberus and Albertsons is 250 million. So a bidder looking at this, if they’re interested in our company would say, Well I’ve got to get in in this early period to save 100 million dollars off the bid that I will have to take for the company. So this is this Go Shop period, we’re in it now, it means that our agents can go out and try to solicit bids from other companies who might be interested in us and see if there’s anyone that is willing to make a topping bid and if they are, the directors might consider that and see if that’s a real bonafide bid that they might prefer to the Cerberus-Albertsons bid. And Cerberus-Albertsons understand this and they know that this is a common feature of these agreements. You know, in order to make sure the directors can get the maximum price for the company.

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And then Bob, comment on what this term reverse break fee is, maybe people had read about that, what does that mean?

There’s a provision and merger agreement that says if Cerberus wants to break up the merger, they will have to pay a reverse break fee to the company, and that’s 400 million dollars. So that’s a fairly large amount of money and the circumstances that could make that occur are if, for example, something happens to the business that makes – our business that makes it not worth

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acquiring at this price, or usually it takes a pretty major event of that kind, or if the FTC, when it reviews this merger, decides that there is a whole lot of relief that has to occur, lots of stores that have to be sold off, that could be a situation where the reverse break fee is paid. But if the FTC clears this merger as we expect to happen, and if the financing is there and we believe it’s committed there, then Cerberus will have to close the merger and we have the right to make them close it if that happens. So there are limited circumstances where they could – where the deal could fail but they would have to pay a very big fee in order for that to happen.

Then Bob let’s just talk about the Federal Trade Commission and kind of what happens now and how does that process work, and kind of wonder what happens for employees?

In any deal that’s worth over 70 million dollars, and this is in the billions of dollars, any deal over 70 million dollars, the parties that are making an acquisition or a merger have to file with the Federal Trade Commission or the Department of Justice in our case, it’s the Federal Trade Commission, to have them review whether this combination would hurt competition. And this happens a lot in the grocery industry, some of you might remember when Whole Foods bought Wild Oats, there was a big dispute about whether the FTC would allow that to happen because this looked like two natural grocers that

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were combining and so forth. And so what will happen now is next week we will make the filing with the Federal Trade Commission that we’re required to make and so will Albertsons and Cerberus, and we’ll be collecting lots of information because the government is saying I want to look at everything that you looked at to study this merger and what you were thinking about and I want to look at all your maps of your stores and I want to look at your performance and things like that, so there will be lots of information that we’re going to be asked to provide. And then the FTC will bring their economists in and review this and try to make determinations about what’s necessary to preserve competition and in the grocery industry, what that usually means is that if stores of the combining entity are very close to each other, and there doesn’t seem to be other competitors that are around there it may mean that one of the stores of the parties has to be sold to another grocery company so that the competition is preserved in that trade area. And so typically the government will say, well we’ll let this merger happen so long as you sell this store, this store and this store to a bonafide grocery competitor. And the parties negotiate over how many that has to be and which stores that has to be and so forth and so at the end of a long negotiating period, the FTC will say, Okay, as long as you sell so many stores, we’ll allow this merger to happen. And that’s a process that we think will take a very long time, you know, our company’s a big company, Albertsons is a big company, so there’s a lot to look at here. And as I say, we expect that to close and – or not clear the government until the fourth quarter of this year.

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The FTC may go out to our competitors and ask them questions but also our suppliers may be contacted by the FTC and asked their thoughts on the combination.

Right, very typical. In fact we’re contacted by them when some of our competitors merge or combine. For example when Whole Foods and Wild Oats were put together, they contacted us and said, How do you feel about that, how will that affect you, do you have complaints about that, so forth. Similarly when our suppliers merge, they often ask us, oh do you think this will lead to higher prices for your products if these two companies get together, and it works on the other side, they’ll talk to our suppliers and they think, do you think it will affect your ability to sell into the retail channel if these two competitors get together. So lots of discussion will be going on amongst other parties about this and interviews conducted by the government with those people.

So any questions for Bob on regulatory approvals? Contract? How any of that might work, any requests for jokes? Please.

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This question is for Bob, but there was a discussion yesterday evening on the news about the headquarters being located to Idaho as it makes more sense financially, do you have any comments on that and what implications that will have on the employees headquartered here?

Bob doesn’t have any comments but I do. There’s been absolutely no discussions about that and I saw that article and it was just flat out wrong. And so there’s been no determination and premature to comment, transaction hasn’t [?] closed, so what will happen, and we haven’t sort of worked this out yet because it’s been such an intensive period of negotiating this agreement, and some hard negotiations, has spent some time to talk about these kinds of issues and so at some point it will, and so there’ll be an integration team that’s formed, which will be a combination of the employees from Safeway, and employees from Albertsons and we’ll work together on lots of different issues and there will be things talked about but there’s been no discussions about any of these kinds of topics. And sometime before closing we’ll be talking about that but so anybody who speculates or says something is completely wrong on any of those kinds of topics because it hasn’t even been talked about. But good question, I saw that article late last night and it upset me greatly.

Good morning, could you just introduce the rest of the panel?

The rest – I’m not sure who these people are. They just wandered in, they heard we were having free food. [Laughter].

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[Overlap] CFO, I’m just going to add to a couple of points that Robert and Bob said. If you think of it, call it two buckets where merger or acquisition could happen. One would be a pure financial buyer that says I’m going to offer X amount for the stock, and then you wouldn’t have the complexity or some of the things we’re going to have to go through, or probably the timeframe of the FTC approval review and so forth. The flip side is a strategic buyer like the Cerberus-Albertsons which says I’m going to create this 2400 store opportunity to be better in this business. With that unfortunately comes a headquarter question or comes people angst, because you wouldn’t have that if you weren’t two companies that didn’t have some duplicity. So I think that’s the way to think about it, is this – there is a kind of price or timeframe that comes with creating the better synergistic value proposition for stockholders and that’s what’s happening here unfortunately has a timeframe where a lot of people have questions that can’t be answered immediately. But that is kind of the way you get to the 40 dollars as opposed to something I would say much lower than a financial buyer by themselves might do, so I think that helps.

Are there any other comments you’d like to add on any other topic?

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Well let me just- clearly the complexity of the deal for us as well as investors, so the way I think about it is Blackhawk is almost a separate thing. We announced we were going to spin it, it’s publicly traded already, so share holders will get x percent share of Blackhawk and keep their Safeway share. And there’s math and you know, normal schedules to derive that value. So that was going to happen anyway. So we were already headed down a path that the 40 was going to be split up. As part of this particular deal, think of it as the Castelle and PDC got added to that mix for us to go monetize, because what service Albertson wanted was really primarily the core grocery US essence. So when I think of it, Blackhawk really isn’t new, other than we might have been more specific on the date and the tax step up and some other points. And then really, the deal has two components. One, hopefully sell or flip to CDRs and the other one is the 3250 coming directly for the share price. So just think about it that way and happy to answer any other questions around that. But you know, we’re having to navigate investors through that, we navigate it through it ourselves to a lot of detail with the board as well. And I think we structured it to give ourselves enough time to go monetize them, best value for share holder, but also then if you think about it, Cerberus didn’t have to finance as much. We’ve been very successful at monetizing PDC over the years. We think that’s going to continue, and then we’ve got this 1981 investment that we’ve got to go work on.

For a guy who just wandered in off the street, you’re pretty knowledgeable.

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Hey Greg, so if you can see our folks of [unintelligible]. Greg, great to see you and all the employees in our Arizona facility. We appreciate all you do, the hard work that you do. And glad to have you here, it’s still my objective to hold onto these at your place. Greg, any questions?

Thank you Robert. We just want to thank you for taking the time to explain this complicated transaction. I think people really appreciate just you being able to do that along with Pete and everyone else up there, so thank you. Also we’re very impressed that Pete and Laura have embraced the Jeans Friday. Make us feel a lot better here.

We do have one question probably directed to Russ, and it’s really concerning benefits and pension. If you can make any comments on, if you see a change coming in those areas through this transaction.

That’s one of the most frequently asked questions that we get. There is a legal provision, the 1974 Employee Retirement Security Act which really governs pension plans or 401k plans. So there is protections in there, there’s also standards that companies have to adhere to make sure that they comply. So regardless of what company you’re in, those same standards apply. You

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know, how do you structure the plan, who can join the plan. When people can take money out of the plan, how much the plan has to be funded. So that structure is going to stay in place whether Safeway is at the bottom of your check or Albertsons is at the bottom of your check. And there is provisions in there that people cannot forfeit benefits that they’ve already earned. So I think that’s a really good protection. The second piece to that, just like we did in 2008, the benefits can change and as you know, the pension benefits change in 2008 given what was happening in our environment. So there’s nothing that says that those benefits can’t change in the future. If Albertsons comes in and takes a look at this, but what we have now, you won’t be able to lose that. I think the other thing to keep in mind is that companies want to be market competitive. And so when you think about that, the whole package has to be market competitive, otherwise you start to lose people, you have a hard time to attract people coming in. So even though we can’t predict if those changes will occur in the future, the plans really have to continue to be market-based.

Any questions?

The provisions we have to do with not only the pension plan, but also under the Orissa [?], but also the 401k as well so you have that same protection. And as you know, under the 401k plan, you have individual accounts and so that’s something that you’re not going to lose on a go-forward

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basis as well. If there is Safeway stock and we can get them to the stock component of it, when the transaction does close then the Safeway stock would no longer exist in the future, and those would be cashed out. So your account, if you had X numbers of shares and it’s valued based on the price of the transaction, then you would actually have cash in your account versus the stock. But after the agreement closes, Safeway stock will no longer exist.

Also up here on the [unintelligible] is Laura Donald, our Vice President of Corporate Law. She spent a lot of time on the merger agreement probably more than anybody else while I was focusing on Go Shop provisions. She’s up here because she could probably answer every question and just try to make sure that we all say the right thing anyway.

What do you see three years, four years down the road particularly for an organization like Cerberus or private equity gets involved, they don’t invest just because they’re nice guys. They’re trying to make money just like us. Three, four years down the road, what is the long-term sort of exit strategy or do we end up as a public company once again, how do you see that?

I think their investment in Cerberus and Albertson, it’s been maybe seven years total in all these assets. It’s been on the longer side and when I’ve talked to their senior people and asked them about their values and what they

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look for, they often talk about the length of their investment versus others, which has been positive. And so in many situations like this, and our Safeway is a great example when KKR bought the company and did an LBO, then we came out as a public company. Not that far, not that many years after. So I mean there’s no plan currently, but there’s lots of different situations. But that could very well likely be the case. And just thinking broader about the topic, what I see happening in three years is winning. Winning, that’s what I see in three years. And winning with people, winning with people. So Laura, maybe you could talk about equity and any topics that you think might be of interest to the [unintelligible].

Well I guess there’s two components as Pete said. I mean the first thing that’s going to happen is that the Blackhawk stock is going to be spun off, and so anybody who’s a Safeway share holder will be receiving a fractional share of Blackhawk for each share of Safeway that they own. People holding equity instruments like stock options for instance, they are not shareholders. So they would not get a share or a fractional share of Blackhawk. But what will happen is there will be an adjustment to that stock option. To be fair and to recognize the value of the Safeway stock that has been taken out because of the Blackhawk stock. So there would be a reduction in the exercise price of that option and the reduction would basically equal the amount of value per share of Safeway that you would get in Blackhawk, to equal that. Then what

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will happen in the merger is obviously, each outstanding share of Safeway stock will receive the merger consideration plus, you know if PDC and Castelle have not been sold previously, they would receive what Robert referred to as a CVR. What will happen with the other equity instruments options, restricted stock, that kind of thing, that will all vest and then be cashed out in the merger.

Let’s talk about stock that people may have that’s unvested or both restricted stock or stock options. What happens to those?

Right, so all of those will vest at the time of closing, so any unvested stock options would vest. Those would be cashed out. Basically, the spread between the exercise price at that time and the cash merger consideration, that would be the value that would be cashed out for an option. Restricted stock, unvested restricted stock will also accelerate. So that will just be in a fully outstanding stock treated as any other share of stock would be in the merger.

The only thing I’d add is, we talked about the options so think about the Blackhawk spin. You’re really recalibrating that spread, right? For the fact that this part of the company is no longer part of Safeway. You also have to recalibrate the- if you own the shares, you would get a Blackhawk piece. But if it’s not vested yet, you have to recalibrate the number of stock based on the

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value that moved. So that’ll be another part. And I don’t want to say this is normal stuff, but there’s pretty standard formulas the comp committee will follow in translation [unintelligible] pre-Blackhawk spin to a post-Blackhawk spin in terms of shares and options and so forth. And then there’s the bigger event as Laura described, which is the merger and how do you call it- how do Safeway shares get translated in their entirety.

I was just wondering, what we’ve seen from Cerberus as far as Albertson’s management, how involved are they in you know, the direction of the business and what we can expect from Cerberus after the closing for Safeway. Bob Miller runs the company, I mean there is a board of directors, some are what we have. But Bob runs the company. I mean my experience with private equity companies, they invest in companies, they don’t run them. Obviously, they’re interested in results and what happens. But typically, they aren’t operating people or management people. They have advisors and teams to help and that’ll be the case here if we’re interested. But Bob runs the company and so he’s historically in a relationship as their investors. And the management team runs the company, is my experience. Yes?

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[Inaudible question]

We’ve not had many discussions, but all the discussions are positive and we talked about this yesterday with Bob. I talked about it with Leonard last night. One of the key reasons that they’re interested in this merger is the strength of our brands. The strength of our brand, so I don’t think it should be a concern for employees. The strength of the Safeway brand is one of the key reasons why we’re having this discussion today. Greg?

Any comments on the fact that many Albertson stores aren’t union and Safeway is pretty much [unintelligible] with the union, how that will be affected?

No, we haven’t really talked about that. No specific comments on that, I have to think about that. While we’re waiting for another questioner here, I think I might add another thing that is going on here is, the shareholders are required to approve this merger and so in about 60 days, we will have to put out a proxy statement about why this is a good deal for the shareholders and it will contain a lot of history of the negotiations and what went on and why the board decided on what they did and so forth. So that’s going to happen and then you would expect, as Robert said in the third quarter, that there would be a share holder meeting and the share holders will vote on whether to approve the merger or not. And we of course fully expect that they would approve that vote and once that happens, then no-one else can bid for the company. So that period that I told you about, you know, bidders can come in with a lower fee

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and then afterwards a higher fee. After the shareholders approve this, which we expect in the third quarter, then there’s no other bidders. It’s on the path to-to close basically and that’s what we can expect to happen over the next few months then.

Do you want me to comment on the union, cause we actually have given that a little bit of thought and consideration. I’m sure Greg kind of asked the question because in Arizona, they are 100 percent non-union and we are 100 percent union. So what we envision going forward [unintelligible] to make sure he bails me out if he says anything that’s not right here, is that there really won’t be any change. The only consideration is when a store might have to be sold to somebody else. Whether or not that store happens to be non-union or union and what happens to that, and that’s going to be dependent on the buyer of that store as we look at divestitures for the FTC. But basically we keep our contracts and our right to be either union or non-union, and so do they because they’re governed by those contracts. So nothing really changes in the environment as far as unionization. And you’re absolutely right Greg, they’re much less unionized than we are, but that gives us no extra special privilege to be more non-union than we are today.

Thank you, other questions?

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What’s the plan to communicate to our customers? So if the internet was indicative of kinda what’s going on, a lot of customers don’t quite understand that the sale doesn’t mean that Safeway’s going away, so what’s the plan that we’re gonna retail manages with our customers?

Good question, go ahead.

I’ll answer a little part of that, in that when the button got pushed yesterday we had scripts for our call center, and certainly lots of contact goes through that vehicle, so they know exactly what to say and how to say it if there are any inquiries, and in fact we had all of 11 customer inquiries through the afternoon and late night last night. So it hasn’t been a real heavy flow of interest if you will in this particular one. I read through all of them, and basically customers are saying, please keep my store the way it is, I love my store, which is a good thing to have customers say about it. From a marketing perspective it’d probable be, I don’t know if Diane wants to come in here.

Well then also I think Kelly from a retail perspective we’ll just need to monitor any reaction, any potential negative reaction from customers, and decide whether we need to do something to address that. So Jeff, good question. No negative reaction seen so far, but we we’ll need to monitor this particularly if we think certain competitors are trying to use this as a factor to induce our customers to spend their money somewhere else. Please.

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Hello, my name is Ally Gomez, and I’m with Allowance Filling here in Phoenix. My question relates to the last question, and I actually was at dinner last night and I was asked, why we’re selling, whether we were going bankrupt. And another question on Facebook- or comment on from one of my friends was that they couldn’t believe that Albertson’s bought Safeway, and I kinda had to clear it and say, no Cerberus bought us, but I’m feeling like the reaction that I’m seeing is a equivalent to when Kmart bought Sears, kind of a negative. Is there any plans to clear or perhaps give our customers more of a clear idea that we are merging with Albertson’s because of Cerberus, and not that Albertson’s is buying Safeway and our store quality is going down? And I don’t mean to be negative on that.

Yeah, no, thanks the question. So in terms of the first question, are we selling because we’re going bankrupt? So Peter, Melissa, how much cash do we have on the balance sheet today?

The answer is no.

How many billion dollars?

Three.

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Many billions of dollars in cash sitting on the balance sheet. So that would be a wrong conclusion to reach. So Cerberus is providing the money here. We put up the facts sheet, the snapshot if that’s I guess what we called it. In terms of the relative size, probably no more additional comments from that, but we are a very strong company because of everything that you were doing and our employees at retail. And so I would say the conclusion that as drawn I would say would be inaccurate, and we’ll try to address those issues. If we see negative consumer reaction because of this we’ll try to do something, but the consumers are going to react to the quality of our products in the store, the service they see, the prices that they see, and most of these articles will die off here shortly and thanks to heavens we won’t be reading quotes by people who don’t know anything about what they’re talking about. So we’ll monitor. Other questions? Please, Don.

[Unintelligible] you touched on the fact that we are competing with the company Albertson’s now, but a lot of people are wondering what happens after. So there’s a natural feeling about thinking about I’m gonna be part of this new company, how should I feel about it, I should already be thinking I’m going to be part of this new company, but in the interim you know they get a phone call from somebody from Albertson’s and says, hey you know we’re

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gonna be working together, we have the same thing, we should get together and talk. Bob Robert, I mean can you just draw a finer point on that, because in an everyday life people on the other side are going to be thinking the same thing, and how should we respond to those kind of comments until the merger happens.

Very good question.

The government requires us to be separate companies competing against each other until we close, and as Robert said there can be some integration planning, there just can’t be agreements between the companies about how to operate before the closing happens, and if you’re getting a call like that Don from one of your counterparts at Albertson’s that’s trying to do something like suggesting a way to operate that’s beneficial for both sides, that’s completely improper and the government is looking for stuff like that and looking to punish companies that do that. We talk to competitors from time to time. I mean I talk to the general council of Kroger or Ahold [?] or something and say, are you going to this trade association meeting, or is there a political bill that we all oppose or something like that? Those kinds of conversations are normal, so it’s not a situation where we just can’t talk at all, but to the extent that somebody’s trying to reach an agreement with us from the other side about how to operate before we have closed, that’s not proper and people should just say: I can’t have this discussion.

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Bob can I add one thing to that as well? Because we’ve already heard about this, that it’s kinda business as usual in the store, and because this will go out to a lot of our store employees and store management, if anyone calls the store and wants confidential information, sales, profit, we’ve heard of some people representing themselves as Albertson’s hoping that it makes our store people feel comfortable that they can reveal anything, and the fact is it’s not them, they wouldn’t do that, and it’s probably someone else trying to trick them into thinking that, so it’s probably a different competitor or maybe an analyst or somebody that wants some inside information about that particular location. So we should warn everybody not to be doing things any differently than we ever have. We don’t give out that information on the phone when someone asks, and that should not change. So don’t be fooled by it.

Good point. Kelly.

[Overlapping voices] what’s that?

I thought you were gonna storm the stage or something.

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No, no, just just the mosh-pit. Actually I guess I did. The questions about retail, I thought it would be worth sharing how this message is being conveyed at retail. So last night, every division president had conference calls or face to face meetings with all of their district managers and their staff, sharing some great information background that you saw today on the slides, but also from our communications team excellently prepared our division presidents to give the message. This morning, every district manager is sharing that same information with every store manager, and by this afternoon every store manager with their store teams. So I think as customers come forward and have some just basic questions, with great speed our retail leaders are going to be prepared to give customers a lot of confidence that we’re still gonna be here, we’re gonna give you the great products we’ve been giving you, and I think that’s gonna really help calm any concerns that are out there.

Thank you. Other questions, comments?

So again we will provide more information as it’s available, on the website, and then we’ll have future meetings to talk about this. And as I think about this one, when we had the facts sheet up about how many manufacturing plants we have and how many this and that, and all those things are important, but they’re irrelevant without people, and acquisitions occur because people get things done. And so we appreciate the contributions that you have made, and that you will make through the balance of the year,

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and you will make going forward. And so back to Barry’s questions, the reason we’re doing this is not because we need this to help with the financial results this quarter and next week and next month and through the end of the year, it’s as when I think about two years from now, three years from now, five years from now, 10 years from now, I think this is a winning solution for Safeway long term and for all of us, and we’ll continue to grow, and we’re a strong company now and we will be a stronger company as a result of this. And so I would encourage all of you to lean in to this potential combination. Okay, thank you very much.

Good job.

[End recording]

Additional Information About the Acquisition and Where to Find it

This communication does not constitute a solicitation of materials of any vote or approval in respect of the proposed merger transaction involving Safeway or otherwise. In connection with the proposed merger, a special stockholder meeting will be announced soon to obtain stockholder approval. In connection with the merger, Safeway intends to file relevant materials, including a proxy statement, with the Securities and Exchange Commission. Investors and security holders of Safeway are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about Safeway, Albertsons and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by Safeway with the Securities and Exchange Commission, may be obtained free of charge at the SEC’s website at www.sec.gov, at Safeway’s website at www.Safeway.com or by sending a written request to Safeway at 5918 Stoneridge Mall Road, Pleasanton, California 94588, Attention: Investor Relations.

Participants in the Solicitation

Safeway and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from the stockholders of Safeway in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Safeway’s stockholders in connection with the proposed transaction and their ownership of Safeway’s common stock will be set forth in Safeway’s proxy statement for its special meeting. Investors can find more information about Safeway’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and in its definitive proxy statement filed with the SEC on Schedule 14A on April 1, 2013.